EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Commerce Energy Group, Inc. Posts Profits for the Second Fiscal Quarter and Year to Date

COSTA MESA, CA, March 16, 2005 – Today Commerce Energy Group, Inc. (AMEX: EGR), a leading independent U.S. electricity and natural gas marketing company, announced its financial results for the second fiscal quarter and six months ending January 31, 2005.

Results for second quarter of fiscal 2005

For the second quarter of fiscal 2005, the Company reported net income of $1.4 million (earnings per share of $0.04), as compared with the prior year’s second quarter, which was a net loss of $7.7 million (loss per share of $0.28). Revenues for the second quarter of fiscal 2005 were $61.0 million, an increase as compared to $47.0 million in the second quarter of fiscal 2004. The increase in revenues of $14.0 million was primarily due to the sale of a portion of the Pennsylvania energy supply for $9.3 million.

In the Company’s major markets, Michigan retail energy sales increased by $3.3 million, California retail sales decreased by $3.9 million while California excess supply sales increased by $2.3 million. In Pennsylvania, retail sales decreased by $1.1 million and excess supply sales increased by $3.6 million. All market comparisons are based on the second quarter of fiscal 2005 versus the second quarter of fiscal 2004.

Operating income in the second quarter of fiscal 2005 was $1.3 million as compared to an operating loss in the second quarter of fiscal 2004 of $4.6 million. For the second quarter of fiscal 2005, general and administrative costs were $10.0 million, an increase of $4.2 million, or 72%, as compared to $5.8 million in the second quarter of fiscal 2004. The increase was primarily attributable to a $3.6 million reserve for potential employment related settlements and severance of $0.5 million.

The Company’s financial results do not reflect the acquired assets of ACN Energy, Inc., which occurred on February 9, 2005 after the end of the second quarter. Consolidated financial results inclusive of ACN Energy will first be reflected in the next fiscal quarter’s earnings release.

“Our financial results reflect a major turn around compared to last year’s results,” stated Peter Weigand, President of Commerce Energy Group. “While we are pleased with the progress that has resulted in returning the Company to profitability, we are not resting at this point,” added Weigand.

Year to Date results for the six months ended January 31, 2005

The Company reported net income of $0.3 million (earnings per share of $0.01) for the six months ended January 31, 2005, as compared with a net loss of $8.8 million (loss per share of $0.32) for the comparable period in fiscal 2004. Revenues for the six months ended January 31, 2005 were $119.5 million an increase compared to $105.4 million in the six months ended January 31, 2004.

Operating income in the six months ended January 31, 2005 was $1.4 million as compared to an operating loss in the same period in the prior year of $6.9 million. Gross profit improved by $1.3 million, or 18%, to $8.9 million year to date compared to $7.6 million for the same period in the prior year.

At January 31, 2005, the Company had total assets of $104.9 million, stockholders’ equity of $73.7 million, unrestricted cash, restricted cash and deposits of $61.0 million and no long-term debt. The Company believes its liquidity is adequate to meet its current operating obligations.

For more information, visit www.CommerceEnergyGroup.com.

About Commerce Energy Group, Inc.

Commerce Energy Group, Inc. (AMEX:EGR) is a holding company with operations under wholly owned subsidiaries Commonwealth Energy Corporation (soon to be renamed Commerce Energy, Inc.), Skipping Stone, Inc., and Utilihost, Inc. Commonwealth Energy is a FERC licensed unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers, and institutional customers in 9 states. Skipping Stone is an energy consulting firm serving utilities, pipelines, merchant trading, and technology companies. Utilihost provides outsourced energy transaction and data management services for municipalities, government facilities, power generators and energy merchant customers.

For more information, contact:

Investor Relations
Verna Ray
vray@commerceenergy.com
(714) 259-2500

Commerce Energy Group, Inc.
600 Anton Boulevard, Suite 2000
Costa Mesa, California 92626
1-800-ELECTRIC©

Forward Looking Statements

Certain statements contained within this press release including, without limitation, statements containing the words “believe,” “anticipate,” “expect,” “estimate,” “await,” “continue,” “intend,” “plan” and similar expressions, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, but are not limited to, the volatility of the energy market, competition, operating hazards, uninsured risks, changes in energy-related state legislation, failure of performance by suppliers and transmitters, changes in general economic conditions, increased or unexpected competition, failure to obtain regulatory approvals, and other matters disclosed in Commerce Energy Group’s filings with the Securities and Exchange Commission. Further, Commerce Energy undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date hereof or to reflect the occurrence of unanticipated events.

Commerce Energy Group, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended January 31,			Six Months Ended January 31,
	2005	2004	Change	2005	2004	Change
Net revenue	$61,048	$47,038	30%	$119,545	$105,434	13%
Direct energy costs	48,926	43,783	12%	101,333	97,858	4%

Gross profit	12,122	3,255	272%	18,212	7,576	140%
Selling and marketing expenses	761	1,008	(25%)	1,715	1,978	(13%)
General and administrative expenses	10,043	5,829	72%	15,050	11,347	33%
Reorganization and initial public listing expenses	—	1,028	—	—	1,146	—

Income (loss) from operations	1,318	(4,610)	—	1,447	(6,895)	—
Other income and expenses:
Initial formation litigation expenses	(162)	—	—	(1,601)	(585)	174%
Provision for impairment on investments	—	(4,313)	—	—	(4,313)	—
Minority interest share of loss	—	351	—	—	895	—
Interest income, net	215	151	42%	406	281	44%

Total other income and expenses	53	(3,811)	—	(1,195)	(3,722)	—

Income (loss) before benefit from income taxes	1,371	(8,421)	116%	252	(10,617)	102%
Benefit from income taxes	—	768	—	—	1,842	—

Net income (loss)	$1,371	$(7,653)	118%	$252	$(8,775)	103%

Income (loss) per share – basic	$0.04	$(0.28)	114%	$0.01	$(0.32)	103%
Income (loss) per share – diluted	$0.04	$(0.28)	114%	$0.01	$(0.32)	103%

Consolidated Balance Sheets
(in thousands)

	January 31, 2005	July 31, 2004
Assets
Cash and cash equivalents	$49,983	$54,065
Account receivable, net	32,272	31,119
Income taxes refund receivable	4,430	4,423
Deferred income tax asset	74	74
Prepaid expenses and other current assets	1,278	5,141

Total current assets	88,037	94,822
Restricted cash and cash equivalents	4,333	4,008
Deposits	6,699	5,445
Investments	91	96
Property and equipment, net	2,253	2,613
Goodwill and other intangible assets	3,504	3,839

Total assets	$104,917	$110,823

Liabilities and Stockholders’ Equity
Accounts payable	$23,251	$30,576
Accrued liabilities	8,004	6,141

Total current liabilities	31,255	36,717
Stockholders’ equity
Common stock	60,594	60,796
Unearned restricted stock compensation	(208)	(256)
Retained earnings	13,818	13,566
Other comprehensive loss	(542)	—

Total stockholders’ equity	73,662	74,106

Total liabilities and stockholders’ equity	$104,917	$110,823